Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 and any amendments thereto (the “Registration Statement”) for Sanchez Energy Corporation of all references to our firm, and to the use and inclusion of our reports, dated January 14, 2013 and June 28, 2013 with respect to the estimates of reserves and future net revenues as of December 31, 2012 and June 30, 2013, respectively, included in both Sanchez Energy Corporation’s (File No. 001-35372) Annual Report on Form 10-K and Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 18, 2013 and September 9, 2013, respectively.  We further consent to the reference to our firm as experts in this Registration Statement.

/s/ Ryder Scott Company, L.P.
Ryder Scott Company, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas

December 20, 2013